UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 23, 2007 (May 3, 2007)
Education Realty Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32417	201352180

(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

530 Oak Court Drive, Suite 300
Memphis, Tennessee	38117

(Address of Principal Executive Offices)	(Zip Code)
901-259-2500

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 3, 2007, Education Realty Trust, Inc., through certain of its subsidiaries (collectively, the “Company”), entered into a Purchase and Sale Agreement (the “Agreement”) with Tharpe Street Apartments LLC, a Florida limited liability company, and N.W. 14th Street LLC, a Florida limited liability company, (collectively, the “Purchaser”), under which the Company has agreed to sell its interest in the property known as The Village on Tharpe, an apartment community located in Tallahassee, Florida, for $50 million. Upon execution of the Agreement, the Purchaser was afforded an inspection period, pursuant to which the Purchaser had the right, in its sole discretion, to terminate the Agreement prior to the expiration of the inspection period. In addition, the Purchaser paid an earnest money deposit of $500,000, which became nonrefundable upon the expiration of the inspection period. The inspection period expired on May 17, 2007, and it is anticipated that the transaction will close during the second quarter of 2007. However, the closing of the transaction contemplated by the Agreement remains subject to the satisfaction of customary closing conditions, and there can be no assurance that the closing conditions will be met or that the transaction will be consummated.
     The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference. Other than the Agreement and the transactions described therein and herein, there is no other material relationship between the Company and any of its affiliates and the Purchaser and any of its affiliates.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EDUCATION REALTY TRUST, INC.
Date: May 23, 2007	By:	/s/ Paul O. Bower
Paul O. Bower
President, Chief Executive Officer and Chairman of the Board of Directors